Exhibit 1.01

TERMS AGREEMENT

January 21, 2015

Citigroup Inc.

399 Park Avenue

New York, New York 10022

Attention: Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell €150,000,000 aggregate principal amount of its debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Limited, as underwriter (the “Underwriter”), offer to purchase the principal amount of the Securities at 100.000% of the principal amount thereof, plus accrued interest, if any, from the date of issuance. The Closing Date shall be January 28, 2015, at 9:00 a.m. (London Time). The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the terms set forth on Annex A hereto, including the following terms:

Title:	1.990% Senior Notes Due 2028

Maturity:	January 28, 2028

Interest Rate:	1.990% per annum

Interest Payment Dates:	Annually on the 28th of each January, commencing January 28, 2016

Initial Price to Public:	100.000% of the principal amount thereof, plus accrued interest, if any, from January 28, 2015

Gross Fee:	0.780%, to be paid from the Company to the Underwriter separately from the purchase of the Securities

Redemption Provisions:	The Securities are not redeemable by the Company prior to Maturity, except upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus dated November 13, 2013

Record Date:	The business day immediately preceding each Interest Payment Date

Minimum Denominations:	€100,000

Additional Terms:

The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of Citivic Nominees Limited, as nominee for, and in respect of interests held through, Euroclear Bank S.A./N.V. and Clearstream International, for notes offered and sold outside the United States, and by one or more global Securities registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”), for the notes offered and sold inside the United States, as described in the Prospectus and the Prospectus Supplement relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC, Euroclear Bank S.A./N.V. and Clearstream International and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus and the Prospectus Supplement. Principal and interest on the Securities shall be payable in Euros; however, when interests in the notes are held through DTC, all payments in respect of such DTC notes will be made in U.S. dollars, unless the holder of a beneficial interest in the DTC notes elects to receive payment in Euros. Sections 12.02 and 12.03 of the indenture, dated as of November 13, 2013, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Indenture”) relating to defeasance and discharge and covenant defeasance, respectively, shall apply to the Securities, and any funds or securities deposited pursuant to the defeasance provisions will be Euros or a direct obligation of the German government.

All the provisions contained in the document entitled “Citigroup Inc.— Debt Securities — Underwriting Agreement — Basic Provisions” and dated March 2, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein, except for:

•	Clause (i) of the fourth sentence of the first paragraph of the Basic Provisions, which is hereby deleted in its entirety and replaced with the following: “in the case of senior debt securities, an indenture dated as of November 13, 2013, between the Company and The Bank of New York Mellon, as trustee (such trustee or such other replacement or successor trustee as may be named for such senior debt securities, the “Senior Debt Trustee”) (such indenture, as it may from time to time be amended or supplemented by one or more indentures supplemental thereto, the “Senior Debt Indenture”),”;

•	The first parenthetical in Section 1(a), which is hereby deleted in its entirety and replaced with the following: “(File No. 333-192302)”;

•	The final clause of Section 1(e) is hereby deleted in its entirety;

•	Section 1(g) is hereby added in its entirety as follows: “(g) On each Effective Date, at the Execution Time and on the Closing Date, the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.”;

•	Section 1(h) is hereby added in its entirety as follows: “(h) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules and regulations thereunder; and the Company and its subsidiaries have instituted and maintained policies and procedures to ensure compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.”;

•	Section 1(j) is hereby added in its entirety as follows: “(j) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.”;

•

Section 1(k) is hereby added in its entirety as follows: “(k) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries (i) is, or is controlled or 50% or more owned by, or is acting on behalf of, an individual or entity that is currently subject to any sanctions administered imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanction Persons”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”), or (iii)

will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that would result in a violation of any economic Sanctions by, or could result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise).”; and

•	Section 1(l) is hereby added in its entirety as follows: “(l) Except as has been disclosed to the Underwriter or is not material to the analysis under any Sanctions, neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.”

Terms defined in the Basic Provisions are used herein as therein defined. The Execution Time means 3:00 p.m. (Eastern Time).

The Company agrees to use its best efforts to have the Securities approved for listing on the regulated market of the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding; provided, however, that if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in applicable law or listing requirements occurring after the original issue date of the Securities, the Company may de-list the Securities from the regulated market of the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Additionally, the Underwriter is not a U.S. registered broker-dealer, and therefore, to the extent it intends to effect any sales of the Securities in the United States, it will do so through a U.S. registered broker-dealer in accordance with the applicable U.S. securities laws and regulations and as permitted by FINRA regulations.

Selling Restrictions:

European Economic Area

The Underwriter represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Securities which are the subject of the offering contemplated by this Terms Agreement as completed by the final terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Underwriter or Underwriter nominated by the Issuer for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall require the Issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

This EEA selling restriction is in addition to the other selling restrictions set out below.

United Kingdom

The Underwriter represents and agrees that the Prospectus Supplement and accompanying Prospectus relating to this offering is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “Relevant Persons”).

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; the Underwriter represents and agrees that no Securities have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the Underwriter represents and agrees that the prospectus or any other offering material relating to the Securities have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) and/or a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D.744-1, D. 754-1 and D. 764-1 of the Code monétaire et financier. The Underwriter represents and agrees that the direct or indirect distribution to the public in France of any so acquired Securities may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Code monétaire et financier and applicable regulations thereunder.

Hong Kong

The Underwriter:

(a) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (i) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEA”). The Underwriter represents and agrees that it has not and will not offer or sell, directly or indirectly, any of the Securities in Japan or to, or for the account or benefit of, any resident of Japan (including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, any resident of Japan for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (1) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the FIEA and (2) in compliance with the other applicable laws, regulations and governmental guidelines of Japan.

Singapore

The Prospectus Supplement and accompanying Prospectus relating to this offering have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, the

Underwriter has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, such Prospectus Supplement and accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a Relevant Person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The Underwriter will notify (whether through the distribution of the Prospectus Supplement and accompanying Prospectus relating to this offering or otherwise) each of the following Relevant Persons specified in Section 275 of the SFA which has subscribed or purchased Securities from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Securities under Section 275 of the SFA except:

(1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a Relevant Person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; or

(2) where no consideration is given for the transfer; or

(3) by operation of law.

In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriter shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. tax counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus under the headings “United States Federal Income Tax Considerations – Introduction” and “– Non-United States Holders” and in the 8th, 9th and 10th paragraphs under the heading “Description of Notes” in the Prospectus Supplement dated January 21, 2015, does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

Barbara Politi, Esq., Assistant General Counsel–Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP has also acted as counsel to the Company in connection with matters related to the issuance of the Securities. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on January 21, 2015 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated January 21, 2015, to purchase the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS LIMITED,

By:	/s/ Tom Pauk
	Name:	Tom Pauk
	Title:	Delegated Signatory

ACCEPTED:

CITIGROUP INC.

By:	/s/ Le Roy Davis
	Name:	Le Roy Davis
	Title:	Assistant Treasurer

ANNEX A

FINAL TERM SHEET

€150,000,000	FILED PURSUANT TO RULE 433

1.990% SENIOR NOTES DUE 2028	FILE NO. 333-192302

Terms and Conditions:

Issuer:	Citigroup Inc.

Ratings*:	[Reserved]

Ranking:	Senior

Offering Format:	SEC Registered

Trade Date:	January 21, 2015

Settlement Date:	January 28, 2015 (T+5 days)

Maturity:	January 28, 2028

Par Amount:	€150,000,000

Reference Bund Benchmark:	DBR 1.00% August 2024

10-year EUR Mid-Swap Rate:	0.960%

Re-offer Spread vs Mid-Swaps:	Mid-Swaps + 103 bps

Annual Coupon:	1.990%

Public Offering Price:	100.000%

Purchase Price:	100.000%

Net Proceeds:	€150,000,000 (before expenses)

Interest Payment Dates:	The 28th of each January, beginning January 28, 2016

Day Count:	Actual/Actual (ICMA), unadjusted

Business Days/Convention:	TARGET, London; Following

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply.

Redemption at Issuer Option:	Only for tax purposes.

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.

Settlement:	Euroclear / Clearstream

Minimum Denomination /Multiples:	€100,000 / multiples of €1,000 in excess thereof

Governing Law:	State of New York

Principal Paying Agent:	Citibank, N.A.

Documentation:	The notes will be issued under the issuer’s Registration Statement No. 333-192302 filed with the U.S. Securities and Exchange Commission

ISIN:	XS1176671110

Common Code:	1176671110

CUSIP:	172967 JG7

Sole Book Manager:	Citigroup Global Markets Limited

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

€150,000,000	FILED PURSUANT TO RULE 433

1.990% SENIOR NOTES DUE 2028	FILE NO. 333-192302

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-192302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.